EXHIBIT 4.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 9, 2012, among THE BON-TON DEPARTMENT STORES, INC. (or its successor), a Pennsylvania corporation (the “Issuer”), the guarantors listed on the signature pages hereto (the “Guarantors”) and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee under the indenture referred to below (the “Trustee”).

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of March 6, 2006, providing for the issuance of the Issuer’s 10¼% Senior Notes due 2014 (the “Old Notes”), initially in the aggregate principal amount of $510,000,000;

WHEREAS, the Issuer has offered to exchange (the “Exchange Offer”) its newly issued 10 5/8% Second Lien Senior Secured Notes due 2017 (the “New Notes”) for any and all of its validly tendered and accepted Old Notes in the Exchange Offer;

WHEREAS, in connection with the Exchange Offer, the Issuer has conducted a simultaneous solicitation of consents with respect to certain amendments (the “Proposed Amendments”) to the Indenture, for the purpose of permitting the liens that will secure the New Notes;

WHEREAS, the Issuer desires to amend the Indenture to give effect to the Proposed Amendments, and in furtherance thereof to execute and deliver this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, Section 9.02(a) of the Indenture provides that a supplemental indenture may be entered into by the Issuer, the Guarantors and the Trustee with the consent of the Holders of at least a majority in principal amount of the Old Notes then outstanding, including consents obtained in connection with an exchange offer for the Old Notes;

WHEREAS, in connection with the Exchange Offer, the Issuer has obtained the consents of the Holders of a majority in principal amount of the Old Notes to amend the Indenture to give effect to the Proposed Amendments;

NOW, THEREFORE, in consideration of the foregoing premises, the Issuer, the Guarantors and the Trustee covenant and agree, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

PERMITTED LIENS

SECTION 2.1 Permitted Liens.  The definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended in its entirety as set forth below (to include the final clause (29), permitting the liens that will secure the New Notes):

“Permitted Liens” means:

(1)                                       Liens securing Obligations in respect of Indebtedness and other amounts under the Credit Facilities provided the aggregate principal amount of Indebtedness at any time outstanding does not exceed the sum of (i) the amount of Indebtedness Incurred and outstanding at such time under Section 4.09(b)(1) plus (ii) the amount of Indebtedness available for Incurrence at such time under Section 4.09(b)(1);

(2)                                       Liens on the assets of the Parent or any of its Restricted Subsidiaries securing Indebtedness Incurred under Section 4.09(b)(15);

(3)                                       Liens in favor of the Parent or any of its Restricted Subsidiaries;

(4)                                       Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Parent or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Parent or the Restricted Subsidiary;

(5)                                       Liens on property existing at the time of acquisition thereof by the Parent or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Parent or the Restricted Subsidiary;

(6)                                       Liens securing the Notes and the Note Guarantees;

(7)                                       Liens existing on the date of this Indenture;

(8)                                       Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(9)                                      Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by this Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(10)                                Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4); provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(11)                                Liens on cash or Cash Equivalents securing Hedging Obligations of the Parent or any of its Restricted Subsidiaries (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(12)                                Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(13)                                Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business, including Liens in favor of the Trustee under this Indenture;

(14)                                survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Parent or any of its Restricted Subsidiaries;

(15)                                judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)                                Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(17)                                Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent or any Subsidiary thereof on deposit with or in possession of such bank;

(18)                                any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(19)                                Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(20)                                Liens of franchisors in the ordinary course of business not securing Indebtedness;

(21)                                Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(22)                               carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)                                Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)                                deposits in the ordinary course of business to secure liability to insurance carriers;

(25)                                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26)                                Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage amounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(27)                                Liens on cash and Cash Equivalents to secure letters of credit for the account of any Person that were in existence prior to, and not in contemplation of, the acquisition of such Person by the Parent or any of its Restricted Subsidiaries pending the replacement thereof with letters of credit issued under the Credit Agreement; provided that the aggregate Fair Market Value of all cash and Cash Equivalents subject to such Liens pursuant to this clause (27) shall not at any time exceed $5.0 million;

(28)                                Liens incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries with respect to obligations that do not exceed $25.0 million at any one time outstanding; and

(29)                                Liens securing Indebtedness in an aggregate amount not to exceed $464.0 million at any one time outstanding.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.4 Counterpart Originals. This Supplemental Indenture may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 3.5 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

THE BON-TON DEPARTMENT STORES, INC.

By:	/s/ Keith E. Plowman
	Name:	Keith E. Plowman
	Title:	Executive Vice President, Chief Financial Officer

GUARANTORS:

THE BON-TON STORES, INC.
THE BON-TON GIFTCO, INC. *
THE BON-TON STORES OF LANCASTER, INC. **
THE ELDER-BEERMAN STORES CORP. (as successor to Elder-Beerman West Virginia, Inc., Elder-Beerman Holdings, Inc. and Elder-Beerman Operations, LLC)
BON-TON DISTRIBUTION, INC. (as successor to Saks Distribution Centers, Inc.)
MCRIL, LLC
CARSON PIRIE SCOTT II, INC. (as successor to McRae’s, Inc.)

By:	/s/ Keith E. Plowman
	Name:	Keith E. Plowman
	Title:	Executive Vice President, Chief Financial Officer
*	Title:	President and Chief Financial Officer
**	Title:	Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Beth Mellinger
	Name:	Beth Mellinger
	Title:	VP/Agent